DDK CONSULTING

June 1, 2008

Mr. Charles Bentz
CFO
Driftwood Ventures, Inc.
2121 Avenue of the Stars
Suite 2550
Los Angeles, CA 90067

Dear Charles:

This letter agreement (the “Agreement”) will confirm our understanding regarding the business relationship between DDK Consulting (“DDK”) and Driftwood Ventures, Inc. (“Driftwood”), a Delaware corporation.

Whereas DDK is an advisory and consultancy firm that provides consultancy services to privately held and publicly traded companies, and Driftwood desires to retain DDK to provide strategic consultancy and other related services to Driftwood on an independent contractor basis. In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DDK and Driftwood hereby agree as follows:

1.
Term. The term of this Agreement (“Term”) shall commence on June 1, 2008 and shall continue on a month to month basis, unless terminated, with or without cause, by either party upon 10 days prior written notice.

2.
Advisor and Consultancy Services. DDK shall provide Driftwood with advisory and consultancy services including, but not limited to, general controller services as well as advisory regarding operations and business strategy, as reasonably requested by Driftwood.

3.
DDK Fees. In consideration for DDK’s services set forth in paragraph 2 above, Driftwood shall pay to DDK a fee of Eight Thousand Three Hundred and Thirty Three Dollars and Thirty Three Cents ($8,333.33) per month for each month DDK services are employed. The monthly payment is due on the 15th of each month for services from the 1st to the 30th or 31st.

1144 S. Elden Avenue, #11
Los Angeles, CA 90006

Mr. Charles Bentz
June 1, 2008

4.
Representaions and Covenants. DDK represents that it: (a) will adhere to the terms of this Agreement and will perform all duties in a professional manner, and (b) will keep confidential DDK’s knowledge of any pending financing, partnership, and/or merger and acquisition activity regarding Driftwood.

5.
Independent Contractor. DDK’s performance under this Agreement shall be as an independent contractor, and, as such, DDK shall be responsible for all of DDK’s own expenses, including but not limited to office, travel, telephone, supplies, legal, taxes and benefits. Nothing contained herein or done under the terms of this Agreement shall constitute the parties entering into an employer/employee relationship, joint venture or partnership, or shall constitute any party the agent of any other party for any purpose.

6.
Violations of Law. The parties shall comply with all applicable governmental laws, ordinances and regulations. Each party will be sole responsible for its own individual violations of any such laws, ordinances and regulations, as well as legal and other expenses associated with any such violations.

7.
Third Party Contacts. If DDK is contacted by members of the news media seeking information or comments on a story relating to Driftwood, DDK shall be courteous but decline to answer any questions. DDK shall refer all such callers to Driftwood. DDK shall immediately refer all regulatory inquiries to Driftwood for response.

8.
Assignment. Neither party to this Agreement may assign this Agreement or any rights under this Agreement without the express written permission of the other party, and any attempt to do so shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of the parties.

9.
Other Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assign any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.
Notices. Driftwood is to deliver any notices to DDK to Daniel Kim at 1144 S. Elden Avenue, #11, Los Angeles, CA 90006. DDK is to deliver any notices to Driftwood to 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067. The parties to this Agreement may change these addresses by giving written notice.

1144 S. Elden Avenue, #11
Los Angeles, CA 90006

Mr. Charles Bentz
June 1, 2008

11.
Indemnification. Driftwood agrees to defend, indemnify and hold harmless DDK and its officers, employees and agents, for any and all loss, damage, liability, and attorneys’ fees (including, but not limited to, reasonable fees and disbursements of counsel incurred by DDK in any action or proceeding between DDK and Driftwood or between DDK and any third party) resulting from a breach of any obligation contained in this Agreement by Driftwood, and DDK agrees to defend, indemnify and hold harmless Driftwood and its officers, employees and agents, for any and all loss, damage, liability, and attorneys’ fees (including, but not limited to, reasonable fees and disbursements of counsel incurred by Driftwood in any action or proceeding between Driftwood and DDK or between Driftwood and any third party) resulting from a breach of any obligation contained in this Agreement by DDK.

12.
Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and shall not be modified, except by a written document signed by the parties.

13.	Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with interpretation of this Agreement.

14.
Governing Law. This Agreement shall be governed by and construed, and the legal relations between the parties shall be determined, in accordance with the laws of the State of California, without giving effect to the principals of conflicts of laws. This Agreement supersedes all prior understandings and negotiations, oral and written, and constitutes the entire understanding between the parties on this subject.

Please confirm Driftwoods’ agreement with the foregoing by signing and returning one copy of this letter to the undersigned whereupon this Agreement shall be become a binding agreement.

Very Truly Yours,

/s/ Daniel Kim

Daniel Kim
President

1144 S. Elden Avenue, #11
Los Angeles, CA 90006

                                        AGREED TO AS OF THE DATE BELOW:

DRIFTWOOD VENTURES, INC.

By:	/s/ Charles Bentz
Charles Bentz, CFO

Date: June 1, 2008

1144 S. Elden Avenue, #11
Los Angeles, CA 90006